Exhibit 99.1

THE LOVESAC COMPANY REPORTS FOURTH QUARTER AND FISCAL 2024 FINANCIAL RESULTS

Fourth Quarter Net Sales Growth of 5.0%
Fiscal Year Net Sales Growth of 7.5%

STAMFORD, Conn., April 11, 2024 (GLOBE NEWSWIRE) -- The Lovesac Company (Nasdaq: LOVE) (“Lovesac” or the “Company”), the home furnishing brand best known for its Sactionals, The World's Most Adaptable Couch, today announced financial results for the fourth quarter and fiscal 2024, which ended February 4, 2024.

Note: Lovesac's fourth quarter and fiscal 2024 results contain an additional, non-comparable week, or the "53rd week”, when compared to the fourth quarter and full year results for the respective 52- and 13-week periods ended January 29, 2023 (“fiscal 2023”), and full year guidance for the 52-week fiscal year ending February 2, 2025 (“fiscal 2025”). Unless stated otherwise, financial metrics discussed in this release, such as net sales, operating income, net income and net income per share, are calculated in accordance with generally accepted accounting principles (“GAAP”) and therefore include the 53rd week for the applicable fiscal 2024 periods.

Shawn Nelson, Chief Executive Officer, stated, “Lovesac delivered market leading fiscal fourth quarter and full year 2024 sales performances. We surpassed $700 million in revenues for the fiscal year, representing a net sales increase of $49.1 million, or 7.5%, despite another year of significant category decline for the home furnishing sector. Interest in – and passion for – the Lovesac brand, from new and existing customers alike, continues to grow. We will fortify our momentum by doubling-down on what we do best: strengthening our unique omni-channel infinity flywheel, reinforcing our designed for life platform, investing in genuine innovation, and making the strategic investments necessary to profitably scale our brand and business for years to come.”

Mr. Nelson continued, “Lovesac enters fiscal 2025 in a position of strength with a truly massive opportunity ahead. We’re primed to over-participate in an eventual category rebound through continued market share gains driven by our core platform. In addition, this fiscal year, we plan to enhance our core Sactional and Sac platforms with an impressive pace of complementary product innovation launches, positioning us well to build-on our track record of delivering profitable growth.”

Exhibit 99.1
Key Measures for the Fourth Quarter and Fiscal 2024 Ended February 4, 2024:
(Dollars in millions, except per share amounts. Dollar and percentage changes may not recalculate due to rounding.)

	Fourteen weeks ended February 4, 2024	Thirteen weeks ended January 29, 2023	% Inc (Dec)	Fifty-three weeks ended February 4, 2024	Fifty-two weeks ended January 29, 2023	% Inc (Dec)
Net sales	$250.5	$238.5	5.0%	$700.3	$651.2	7.5%
Gross profit	$149.6	$133.7	11.9%	$401.0	$343.7	16.7%
Gross margin	59.7%	56.1%	360 bps	57.3%	52.8%	450 bps
Total operating expenses	$109.3	$97.2	12.4%	$371.0	$306.7	21.0%
SG&A	$76.3	$68.7	11.0%	$264.3	$216.0	22.4%
SG&A as a % of Net Sales	30.5%	28.8%	170 bps	37.7%	33.2%	450 bps
Advertising and marketing	$29.5	$25.8	14.2%	$94.1	$79.9	17.8%
Advertising & marketing as a % of Net Sales	11.8%	10.8%	100 bps	13.4%	12.3%	110 bps
Net income	$31.0	$26.2	18.1%	$23.9	$26.5	(9.9%)
Basic net income per common share	$1.99	$1.72	15.7%	$1.55	$1.74	(10.9%)
Diluted net income per common share	$1.87	$1.65	13.3%	$1.45	$1.66	(12.7%)
Adjusted EBITDA [1]	$48.4	$46.7	3.6%	$54.0	$58.3	(7.4%)
Net cash provided by (used in) operating activities	$56.3	$47.0	19.8%	$76.4	$(21.4)	457.6%
1 Adjusted EBITDA is a non-GAAP measure. See “Non-GAAP Information” and “Reconciliation of Non-GAAP Financial Measures” included in this press release.

Percent increase (decrease) except showroom count
	Fourteen weeks ended February 4, 2024	Thirteen weeks ended January 29, 2023	Fifty-three weeks ended February 4, 2024	Fifty-two weeks ended January 29, 2023
Omni-channel Comparable Net Sales(1)	(4.1)%	7.2%	(4.1)%	11.8%
Internet Sales	2.2%	26.4%	13.2%	17.2%
Ending Showroom Count	230	195	230	195

1 Omni-channel Comparable Net Sales includes sales at all retail locations and online, open greater than 12 months (including remodels and relocations) and excludes closed stores.

Highlights for the Fourth Quarter Ended February 4, 2024:

•Net sales increased 5.0% in the fourth quarter primarily driven by growth within our Showroom and Internet channels. Showroom net sales, which include kiosks and mobile concierges, increased 10.9%. Internet net sales increased 2.2%, and our “Other” channel which principally includes pop-up-shops and shop-in-shops decreased 24.6%. The increase in net sales was driven by new showroom openings, partially offset by a decrease of 4.1% in omni-channel comparable net sales. During the fourth quarter ended February 4, 2024, we opened 2 additional showrooms and closed 1 showroom and 1 kiosk.

•Gross profit increased $15.9 million, or 11.9%, to $149.6 million in the fourth quarter of fiscal 2024 from $133.7 million in the prior year period. Gross margin increased 360 basis points to 59.7% of net sales in the fourth quarter of fiscal 2024 from 56.1% of net sales in the prior year period primarily driven by a decrease of 550 basis points in inbound transportation costs, partially offset by an increase of 100 basis points in outbound

Exhibit 99.1
transportation and warehousing costs and a decrease of 90 basis points in product margin driven by higher promotional discounting.

•SG&A expense as a percent of net sales increased by 170 basis points due to net investments in payroll, infrastructure, selling related expenses, restatement related costs, and other professional fees, partially offset by a reduction in equity incentive compensation.

•Advertising and marketing expense increased 14.2% due to continued investments in marketing spend to support our net sales growth. As a percent of net sales, advertising and marketing increased by 100 basis points.

•Operating income was $40.4 million in the fourth quarter of fiscal 2024 compared to $36.5 million in the prior year period. Operating margin was 16.0% of net sales in the fourth quarter of fiscal 2024 compared to 15.4% of net sales in the prior year period.

•Net income was $31.0 million in the fourth quarter of fiscal 2024, or $1.87 net income per diluted share, compared to $26.2 million, or $1.65 net income per diluted share, in the prior year period. During the fourth quarter of fiscal 2024 and 2023, the Company recorded an income tax expense of $10.2 million.

Highlights for the Fiscal Year Ended February 4, 2024:

•Net sales increased 7.5% in fiscal 2024 primarily driven by growth within our Showroom and Internet channels. Showroom net sales, which include kiosks and mobile concierges, increased 9.8%. Internet net sales increased 13.2%, and our “Other” channel which principally includes pop-up-shops and shop-in-shops, decreased 17.5%. The increase in net sales was driven by new showroom openings, partially offset by a decrease of 4.1% in omni-channel comparable net sales. During fiscal 2024, we opened 46 additional showrooms, closed 4 showrooms and 7 kiosks.

•Gross profit increased $57.3 million, or 16.7%, to $401.0 million in fiscal 2024 from $343.7 million in the prior year period. Gross margin increased 450 basis points to 57.3% of net sales in fiscal 2024 from 52.8% of net sales in the prior year period primarily driven by a decrease of 670 basis points in inbound transportation costs, partially offset by an increase of 120 basis points in outbound transportation and warehousing costs and a decrease of 100 basis points in product margin driven by higher promotional discounting.

•SG&A expense as a percent of net sales increased by 450 basis points due to investments in payroll, selling related expenses, infrastructure, restatement related costs, and other professional fees, partially offset by a reduction in equity incentive compensation. Selling related expenses includes customer financing fees which increased $5.8 million, or 19.5%, to $35.5 million in fiscal 2024 from $29.7 million in the prior year period.

•Advertising and marketing expense increased 17.8% due to continued investments in marketing spend to support our net sales growth and 25th anniversary brand campaign. As a percent of net sales, advertising and marketing increased by 110 basis points.

•Operating income was $30.1 million in fiscal 2024 compared to $37.0 million in the prior year period. Operating margin was 4.4% of net sales in fiscal 2024 compared to 5.6% of net sales in the prior year period.

•Net income was $23.9 million in fiscal 2024, or $1.45 net income per diluted share, compared to $26.5 million, or $1.66 net income per diluted share, in the prior year period. During fiscal 2024, the Company recorded an income tax expense of $8.0 million, compared to $10.4 million for the prior year period. The change in provision is primarily driven by lower net income before taxes, partially offset by a decrease in the effective tax rate.

Exhibit 99.1

Other Financial Highlights as of February 4, 2024:

•The cash and cash equivalents balance as of February 4, 2024 was $87.0 million as compared to $43.5 million as of January 29, 2023. There was no balance on the Company’s line of credit as of February 4, 2024 and January 29, 2023. The Company’s availability under the line of credit was $36.0 million as of February 4, 2024 and January 29, 2023. As previously announced, on March 24, 2023, we amended our existing credit agreement with Wells Fargo Bank, N.A. to extend the maturity date to September 30, 2024. All other terms of the credit agreement remain unchanged.

•Total merchandise inventory was $98.4 million as of February 4, 2024 as compared to $119.6 million as of January 29, 2023 principally related to a planned stock inventory decrease of $11.0 million coupled with a decrease in freight capitalization of $12.1 million related to the decrease in inbound freight expense.

Outlook:

The Company provides guidance of select information related to the Company’s financial and operating performance, and such measures may differ from year to year. The projections are as of this date and the Company assumes no obligation to update or supplement this information.

The Company expects the following for the full year of fiscal 2025:
•Net sales in the range of $700 million to $770 million.
•Adjusted EBITDA1 in the range of $46 million to $60 million.
•Net income in the range of $18 million to $27 million.
•Diluted income per common share in the range of $1.06 to $1.59 on approximately 17.0 million estimated diluted weighted average shares outstanding.
•Fiscal 2025 will contain 52 weeks versus Fiscal 2024 which contained an additional “53rd week” in the fourth quarter.

The Company currently expects the following for the first quarter of fiscal 2025:
•Net sales in the range of $126 million to $132 million.
•Adjusted EBITDA1 loss in the range of $13 million to $16 million.
•Net loss in the range of $13 million to $16 million.
•Basic loss per common share in the range of $0.84 to $1.03 on approximately 15.5 million estimated weighted average shares outstanding.

1 Adjusted EBITDA is a non-GAAP measure. See “Non-GAAP Information” and “Reconciliation of Non-GAAP Financial Measures” included in this press release.

Conference Call Information:

A conference call to discuss the financial results for the fourth quarter ended February 4, 2024 is scheduled for today, April 11, 2024, at 8:30 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-3982 (international callers please dial (201) 493-6780) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.lovesac.com.

A recorded replay of the conference call will be available within two hours of the conclusion of the call and can be accessed online at investor.lovesac.com for 90 days.

Exhibit 99.1

About The Lovesac Company:

Based in Stamford, Connecticut, The Lovesac Company is a technology driven company that designs, manufactures and sells unique, high quality furniture derived through its proprietary Designed For Life approach which results in products that are built to last a lifetime and designed to evolve as our customers’ lives do. Our current product offering is comprised of modular couches called Sactionals, premium foam beanbag chairs called Sacs, and their associated home decor accessories. Innovation is at the center of our design philosophy with all of our core products protected by a robust portfolio of utility patents. We market and sell our products primarily online directly at www.lovesac.com, supported by direct-to-consumer touch-feel points in the form of our own showrooms as well as through shop-in-shops and pop-up-shops with third party retailers. LOVESAC, SACTIONALS, DESIGNED FOR LIFE, and THE WORLD'S MOST ADAPTABLE COUCH are trademarks of The Lovesac Company and are Registered in the U.S. Patent and Trademark Office.

Non-GAAP Information:

Adjusted EBITDA is defined as a non-GAAP financial measure by the Securities and Exchange Commission (the “SEC”) that is a supplemental measure of financial performance not required by, or presented in accordance with, GAAP. We define “Adjusted EBITDA” as earnings before interest, taxes, depreciation and amortization, adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These items include management fees, equity-based compensation expense, write-offs of property and equipment, deferred rent, financing expenses and certain other charges and gains that we do not believe reflect our underlying business performance. We have reconciled this non-GAAP financial measure with the most directly comparable GAAP financial measure within the schedules attached hereto. Statements regarding our expectations as to fiscal 2024 Adjusted EBITDA do not include certain charges and costs. We define “Adjusted EBITDA” as EBITDA adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These items include equity-based compensation expense and certain other charges and gains that we do not believe reflect our underlying business performance. We are not able to provide a reconciliation of our non-GAAP financial guidance to the corresponding GAAP measures without unreasonable effort because of the uncertainty and variability of the nature and amount of these future charges and costs. This is due to the inherent difficulty of forecasting the timing of certain events that have not yet occurred and are out of the Company’s control.

We believe that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of our business, facilitate a more meaningful comparison of our actual results on a period-over-period basis and provide for a more complete understanding of factors and trends affecting our business. We have provided this information as a means to evaluate the results of our ongoing operations alongside GAAP measures such as gross profit, operating income (loss) and net income (loss). Other companies in our industry may calculate these items differently than we do. These non-GAAP measures should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP, such as net income (loss) or net income (loss) per share as a measure of financial performance, cash flows from operating activities as a measure of liquidity, or any other performance measure derived in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Exhibit 99.1
Cautionary Statement Concerning Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other legal authority. Forward-looking statements can be identified by words such as “may,” “continue(s),” “believe,” “anticipate,” “could,” “should,” “intend,” “plan,” “will,” “aim(s),” “can,” “would,” “expect(s),” “expectation(s),” “estimate(s),” “project(s),” “forecast(s)”, “positioned,” “approximately,” “potential,” “goal,” “pro forma,” “strategy,” “outlook” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. All statements, other than statements of historical facts, included in this press release under the heading “Outlook” and all statements regarding strategy, future operations, the pace and success of new products, future financial position or projections, future revenue, projected expenses, sustainability goals, prospects, plans and objectives of management are forward-looking statements. These statements are based on management’s current expectations, beliefs and assumptions concerning the future of our business, anticipated events and trends, the economy and other future conditions. We may not actually achieve the plans, carry out the intentions or meet the expectations disclosed in the forward-looking statements and you should not rely on these forward-looking statements. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors. Among the key factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: business disruptions or other consequences of economic instability, political instability, civil unrest, armed hostilities, natural and man-made disasters, pandemics or other public health crises, or other catastrophic events; the impact of changes or declines in consumer spending and increases in interest rates and inflation on our business, sales, results of operations and financial condition; our ability to manage and sustain our growth and profitability effectively, including in our ecommerce business, forecast our operating results, and manage inventory levels; our ability to improve our products and develop new products; our ability to successfully open and operate new showrooms; our ability to advance, implement or achieve the goals set forth in our ESG Report; our ability to realize the expected benefits of investments in our supply chain and infrastructure; disruption in our supply chain and dependence on foreign manufacturing and imports for our products; our ability to acquire new customers and engage existing customers; reputational risk associated with increased use of social media; our ability to attract, develop and retain highly skilled associates and employees; system interruption or failures in our technology infrastructure needed to service our customers, process transactions and fulfill orders; any inability to implement and maintain effective internal control over financial reporting or inability to remediate any internal controls deemed ineffective; the impact of the restatement of our previously issued audited financial statements as of and for the year ended January 29, 2023 and our unaudited condensed financial statements for the quarterly periods ended April 30, 2023, October 30, 2022, July 31, 2022 and May 1, 2022, and the related litigation and investigation related to such restatements; unauthorized disclosure of sensitive or confidential information through breach of our computer system; unauthorized disclosure of sensitive or confidential information through breach of our computer system; the ability of third-party providers to continue uninterrupted service; the impact of tariffs, and the countermeasures and tariff mitigation initiatives; the regulatory environment in which we operate, our ability to maintain, grow and enforce our brand and intellectual property rights and avoid infringement or violation of the intellectual property rights of others; and our ability to compete and succeed in a highly competitive and evolving industry, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Form 10-K, and in our Form 10-Qs filed with the Securities and Exchange Commission, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at investor.lovesac.com and on the SEC website at www.sec.gov. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We disclaim any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made.

Investor Relations Contact:
Caitlin Churchill, ICR
(203) 682-8200
InvestorRelations@lovesac.com

Exhibit 99.1
THE LOVESAC COMPANY
CONDENSED BALANCE SHEETS
(unaudited)

(amounts in thousands, except share and per share amounts)	February 4, 2024	January 29, 2023
Assets
Current Assets
Cash and cash equivalents	$87,036	$43,533
Trade accounts receivable, net	13,463	9,103
Merchandise inventories, net	98,440	119,627
Prepaid expenses	11,664	10,379
Other current assets	3,845	5,073
Total Current Assets	214,448	187,715
Property and equipment, net	70,807	52,904
Operating lease right-of-use assets	155,856	135,411
Goodwill	144	144
Intangible assets, net	1,457	1,411
Deferred tax asset	10,803	8,677
Other assets	28,665	22,364
Total Assets	$482,180	$408,626
Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$28,821	$24,576
Accrued expenses	38,622	25,417
Payroll payable	6,998	6,783
Customer deposits	8,257	6,760
Current operating lease liabilities	17,628	13,075
Sales taxes payable	6,030	5,430
Total Current Liabilities	106,356	82,041
Operating lease liabilities, long-term	157,876	133,491
Income tax payable, long-term	452	—
Line of credit	—	—
Total Liabilities	264,684	215,532
Commitments and Contingencies
Stockholders’ Equity
Preferred stock $0.00001 par value, 10,000,000 shares authorized, no shares issued or outstanding as of February 4, 2024 and January 29, 2023.	—	—
Common stock $0.00001 par value, 40,000,000 shares authorized, 15,489,364 shares issued and outstanding as of February 4, 2024 and 15,195,698 shares issued and outstanding as of January 29, 2023.	—	—
Additional paid-in capital	183,095	182,554
Accumulated earnings	34,401	10,540
Stockholders' Equity	217,496	193,094
Total Liabilities and Stockholders' Equity	$482,180	$408,626

Exhibit 99.1
THE LOVESAC COMPANY
CONDENSED STATEMENTS OF OPERATIONS
(unaudited)

(amounts in thousands, except per share data and share amounts)	Fourteen weeks ended February 4, 2024	Thirteen weeks ended January 29, 2023	Fifty-three weeks ended February 4, 2024	Fifty-two weeks ended January 29, 2023
Net sales	$250,507	$238,481	$700,265	$651,179
Cost of merchandise sold	100,871	104,807	299,222	307,528
Gross profit	149,636	133,674	401,043	343,651
Operating expenses:
Selling, general and administration expenses	76,304	68,726	264,314	215,979
Advertising and marketing	29,492	25,825	94,050	79,864
Depreciation and amortization	3,456	2,646	12,603	10,842
Total operating expenses	109,252	97,197	370,967	306,685

Operating income	40,384	36,477	30,076	36,966
Interest income (expense), net	786	(16)	1,747	(117)
Net income before taxes	41,170	36,461	31,823	36,849
Provision for income taxes	(10,218)	(10,246)	(7,962)	(10,361)
Net income	$30,952	$26,215	$23,861	$26,488

Net income per common share:
Basic	$1.99	$1.72	$1.55	$1.74
Diluted	$1.87	$1.65	$1.45	$1.66

Weighted average shares outstanding:
Basic	15,528,273	15,226,017	15,427,975	15,198,754
Diluted	16,560,681	15,918,937	16,460,383	15,955,668

Exhibit 99.1

THE LOVESAC COMPANY
CONDENSED STATEMENT OF CASH FLOWS
(unaudited)

(amounts in thousands)	Fifty-three weeks ended February 4, 2024	Fifty-two weeks ended January 29, 2023
Cash Flows from Operating Activities
Net income	$23,861	$26,488
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization of property and equipment	12,174	10,454
Amortization of other intangible assets	429	388
Amortization of deferred financing fees	159	164
Net loss on disposal of property and equipment	235	45
Gain on lease termination	(131)	—
Equity based compensation	4,216	10,450
Non-cash lease expense	22,631	19,265
Deferred income taxes	(2,126)	1,044
Change in operating assets and liabilities:
Trade accounts receivable	(4,360)	(555)
Merchandise inventories	21,187	(11,135)
Prepaid expenses and other current assets	(164)	3,087
Other assets	(6,301)	(20,913)
Accounts payable and accrued expenses	16,689	(31,338)
Operating lease liabilities	(14,007)	(22,263)
Customer deposits	1,497	(6,556)
Other liabilities	452	—
Net cash provided by (used in) operating activities	76,441	(21,375)
Cash Flows from Investing Activities
Purchase of property and equipment	(28,736)	(25,242)
Payments for patents and trademarks	(475)	(307)
Net cash used in investing activities	(29,211)	(25,549)
Cash Flows from Financing Activities
Taxes paid for net share settlement of equity awards	(3,675)	(1,658)
Proceeds from the line of credit	255	—
Payments on the line of credit	(255)	—
Payment of deferred financing costs	(52)	(277)
Net cash used in financing activities	(3,727)	(1,935)
Net change in cash and cash equivalents	43,503	(48,859)
Cash and cash equivalents - Beginning	43,533	92,392
Cash and cash equivalents - Ending	$87,036	$43,533
Supplemental Cash Flow Data:
Cash paid for taxes	$1,810	$10,670
Cash paid for interest	$146	$192
Non-cash investing activities:
Asset acquisitions not yet paid for at period end	$1,576	$4,103

Exhibit 99.1

THE LOVESAC COMPANY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited)

(amounts in thousands)	Fourteen weeks ended February 4, 2024	Thirteen weeks ended January 29, 2023	Fifty-three weeks ended February 4, 2024	Fifty-two weeks ended January 29, 2023
Net income	$30,952	$26,215	$23,861	$26,488
Interest (income) expense, net	(786)	16	(1,747)	117
Income tax expense	10,218	10,246	7,962	10,361
Depreciation and amortization	3,456	2,646	12,603	10,842
EBITDA	43,840	39,123	42,679	47,808
Equity-based compensation (a)	1,092	7,536	4,461	10,570
Loss on disposal of assets (b)	73	4	235	45
Other non-recurring expenses (benefit) (c)	3,361	—	6,645	(105)
Adjusted EBITDA	$48,366	$46,663	$54,020	$58,318
(a)Represents expenses, such as compensation expense and employer taxes related to RSU equity vesting and exercises associated with stock options and restricted stock units granted to our associates and board of directors. Employer taxes are included as part of selling, general and administrative expenses on the Statements of Operations.
(b)Represents loss on disposal of property and equipment.
(c)Other non-recurring expenses (benefit) in the fourteen and fifty-three weeks ended February 4, 2024 represents professional fees related to the restatement of previously issued financial statements, severance, gain on the termination of a lease, and legal settlements. Other non-recurring benefit in the fifty-three weeks ended February 4, 2024 also includes business loss proceeds received from an insurance settlement. Other non-recurring benefit in the fifty-two weeks ended January 29, 2023 represents a legal settlement.